PRICING SUPPLEMENT                                         File No. 333-109802
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
November 26, 2003)
Pricing Supplement Number: 2399

                           Merrill Lynch & Co., Inc.
                          Medium Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:            500,000,000                                Original Issue Date:         October 19, 2004

CUSIP Number:                59018YUN9                                  Stated Maturity Date:        October 19, 2007

Issue Price:                 100%


Interest Calculation:                                                   Day Count Convention:
---------------------                                                   ---------------------

/ x /    Regular Floating Rate Note                                     / x /   Actual/360
----                                                                    ----
/   /    Inverse Floating Rate Note                                     /   /   30/360
----                                                                    ----
         (Fixed Interest Rate):                                         /   /   Actual/Actual
                                                                        ----


Interest Rate Basis:
--------------------
/ x /    LIBOR                                                          /   /   Commercial Paper Rate
----                                                                    ----
/   /    CMT Rate                                                       /   /   Eleventh District Cost of Funds Rate
----                                                                    ----
/   /    Prime Rate                                                     /   /   CD Rate
----                                                                    ----
/   /    Federal Funds Rate                                             /   /   Other (see attached)
----                                                                    ----
/   /    Treasury Rate
----
Designated CMT Page:                                                 Designated LIBOR Page:
             CMT Moneyline Telerate Page:                                     LIBOR Moneyline Telerate Page: 3750

                                                                                     LIBOR Reuters Page:


Index Maturity:              Three Months                               Minimum Interest Rate:       Not Applicable


Spread:                      + 0.125%                                   Maximum Interest Rate:       Not Applicable


Initial Interest Rate:       Calculated as if the Original Issue        Spread Multiplier:           Not Applicable
                             Date was an Interest Reset Date


Interest Reset Dates:        Quarterly, on the 19th of January, April, July and October, commencing on
                             January 19, 2005, subject to modified following Business Day convention.


Interest Payment Dates:      Quarterly, on the 19th of January, April, July and October, commencing on
                             January 19, 2005, subject to modified following Business Day convention.


Repayment at the
Option of the Holder:        The Notes cannot be repaid prior to the Stated Maturity Date.


Redemption at the
Option of the Company:       The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                        The Notes are being issued in fully registered book-entry form.


Trustee:                     JPMorgan Chase Bank


Underwriters:                Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan &
                             Company, Inc. and HSBC Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.


                             Pursuant to an agreement, dated October 13, 2004 (the "Agreement"), between Merrill Lynch &
                             Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                       Principal Amount of the Notes
                             ------------                                       -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith                               $490,000,000
                                         Incorporated
                             Morgan Keegan & Company, Inc.                                         $5,000,000
                             HSBC Securities (USA) Inc.                                            $5,000,000
                                                                                                     --------
                                                                   Total                         $500,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Underwriting Discount:       0.25%


Dated:                       October 13, 2004